Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 10, 2006, relating to the financial statements and financial highlights of the Balanced Fund, Large-Cap Growth Equity Fund, Large-Cap Value Equity Fund, Index Equity Fund, Intermediate Bond Fund, International Equity Fund, Mid-Cap Growth Equity Fund, Mid-Cap Value Equity Fund, Stable Asset Return Fund, Small-Cap Equity Fund, Conservative Structured Portfolio Service, Moderate Structured Portfolio Service and Aggressive Structured Portfolio Service, each a fund or portfolio of the American Bar Association Members/State Street Collective Trust, which appears in such Prospectus. We also consent to references to us under the headings “Summary Financial Data” and “Experts” in the Prospectus.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 20, 2006